FAIRFAX FINANCIAL HOLDINGS LIMITED

Auditors’ Report
To the Shareholders of Fairfax Financial Holdings Limited
We have audited the accompanying consolidated balance sheets of Fairfax Financial Holdings Limited (the Company) as at December 31, 2004 and 2003 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004. We have also audited the effectiveness of the Company’s internal control over financial reporting as at December 31, 2004 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and management’s assessment thereof included in Management’s Report on Internal Control over Financial Reporting. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
We conducted our audits of the Company’s consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We conducted our audit of the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles. Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as at December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Chartered Accountants
Toronto, Canada
March 4, 2005

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Statements
Consolidated Balance Sheets
as at December 31, 2004 and 2003

	2004	2003
	(US$ millions)
Assets
Cash and short term investments	534.6	346.4
Cash held in Crum & Forster (including $16.3 (2003 – $47.3) in interest escrow account)	17.1	47.3
Marketable securities	15.1	16.5
Accounts receivable and other	2,346.0	2,112.3
Recoverable from reinsurers (including recoverables on paid losses – $630.2; 2003 – $654.2)	8,135.5	8,542.6

	11,048.3	11,065.1

Portfolio investments
Subsidiary cash and short term investments (market value – $4,047.7; 2003 – $5,710.6)	4,047.7	5,710.6
Bonds (market value – $7,292.7; 2003 – $4,644.8)	7,288.8	4,729.3
Preferred stocks (market value – $136.4; 2003 – $143.9)	135.8	142.3
Common stocks (market value – $1,957.9; 2003 – $1,428.5)	1,678.6	1,173.9
Investments in Hub, Zenith National and Advent (market value – $450.5; 2003 – $456.0)	311.5	387.6
Real estate (market value – $33.5; 2003 – $17.0)	28.0	12.2

Total (market value – $13,918.7; 2003 – $12,400.8)	13,490.4	12,155.9

Deferred premium acquisition costs	378.8	412.0
Future income taxes	973.6	968.3
Premises and equipment	99.8	98.7
Goodwill	228.1	214.3
Other assets	112.3	104.0

	26,331.3	25,018.3

See accompanying notes.
Signed on behalf of the Board

Director	Director

	2004	2003
	(US$ millions)
Liabilities
Lindsey Morden indebtedness	89.2	17.7
Accounts payable and accrued liabilities	1,122.4	1,413.0
Securities sold but not yet purchased	539.5	—
Funds withheld payable to reinsurers	1,033.2	1,104.6

	2,784.3	2,535.3

Provision for claims	14,983.5	14,368.1
Unearned premiums	2,368.3	2,441.9
Long term debt	2,155.5	2,033.8
Purchase consideration payable	195.2	200.6
Trust preferred securities of subsidiaries	52.4	79.8

	19,754.9	19,124.2

Non-controlling interests	583.0	440.8

Shareholders’ Equity
Common stock	1,781.8	1,510.0
Other paid in capital	97.8	101.4
Preferred stock	136.6	136.6
Retained earnings	1,061.9	1,114.9
Currency translation account	131.0	55.1

	3,209.1	2,918.0

	26,331.3	25,018.3

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions – except
	per share amounts)
Revenue
Gross premiums written	5,608.8	5,518.6	5,173.2

Net premiums written	4,786.5	4,448.1	4,033.9

Net premiums earned	4,801.5	4,209.0	3,888.6
Interest and dividends	366.7	330.1	418.6
Realized gains on investments	248.2	840.2	469.5
Realized gain on Northbridge secondary offering and IPO	40.1	5.7	–
Claims fees	336.1	328.9	290.7

	5,792.6	5,713.9	5,067.4

Expenses
Losses on claims	3,610.6	3,240.6	2,998.7
Operating expenses	1,037.6	1,023.4	927.5
Commissions, net	827.3	776.1	706.2
Interest expense	164.6	146.3	87.0
Other costs and restructuring charges (including Lindsey Morden TPA business in 2004)	13.4	–	70.0
Swiss Re premiums	–	–	2.7

	5,653.5	5,186.4	4,792.1

Earnings from operations before income taxes	139.1	527.5	275.3
Provision for income taxes	83.0	191.9	150.0

Earnings from operations before extraordinary item	56.1	335.6	125.3
Negative goodwill	–	–	188.4

Net earnings before non-controlling interests	56.1	335.6	313.7
Non-controlling interests	(73.9)	(64.5)	(50.7)

Net earnings (loss)	(17.8)	271.1	263.0

Net earnings (loss) per share before extraordinary item and after non-controlling interests	$(2.16)	$18.55	$5.01
Net earnings (loss) per share	$(2.16)	$18.55	$18.20
Net earnings (loss) per diluted share	$(2.16)	$18.23	$18.20
Cash dividends paid per share	$1.40	$0.98	$0.63
See accompanying notes.

Consolidated Statements of Retained Earnings
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions)
Retained earnings – beginning of year	1,114.9	873.5	622.5
Net earnings (loss) for the year	(17.8)	271.1	263.0
Excess over stated value of shares purchased for cancellation	(3.6)	(4.9)	–
Common share dividends	(19.5)	(13.9)	(9.0)
Preferred share dividends	(10.1)	(9.8)	(8.3)
Cost of convertible debentures, net of tax	(2.0)	(1.1)	–
Dividend tax recovery	–	–	5.3

Retained earnings – end of year	1,061.9	1,114.9	873.5

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Cash Flows
for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(US$ millions)
Operating activities
Earnings before non-controlling interests	56.1	335.6	313.7
Amortization	42.6	52.1	42.9
Future income taxes	5.6	127.0	114.8
Negative goodwill	–	–	(188.4)
Gains on investments	(288.3)	(845.9)	(469.5)

	(184.0)	(331.2)	(186.5)
Increase (decrease) in:
Provision for claims	333.2	759.5	(492.5)
Unearned premiums	(122.4)	235.7	415.6
Accounts receivable and other	(182.3)	257.4	(135.6)
Recoverable from reinsurers	565.7	(793.5)	450.6
Funds withheld payable to reinsurers	(76.5)	141.6	(164.6)
Accounts payable and accrued liabilities	(319.2)	59.8	122.5
Other	96.1	62.4	119.3

Cash provided by operating activities	110.6	391.7	128.8

Investing activities
Investments – purchases	(6,883.2)	(11,280.6)	(5,354.5)
– sales	4,738.5	14,483.6	5,498.4
Sale of marketable securities	1.4	6.6	28.8
Purchase of equipment	(37.0)	(29.9)	(23.9)
Investments in Hub, Zenith National and Advent	–	–	(29.1)
Disposition of Lindsey Morden TPA business	(22.2)	–	–
Purchase of subsidiaries, net of cash	(33.7)	18.7	(53.0)
Net proceeds on Northbridge secondary offering and IPO	104.8	148.9	–
Non-controlling interests	–	–	(6.9)

Cash provided by (used in) investing activities	(2,131.4)	3,347.3	59.8

Financing activities
Subordinate voting shares issued	299.7	–	–
Subordinate voting shares repurchased	(31.5)	(30.6)	(16.7)
Trust preferred securities of subsidiary repurchased	(27.4)	(136.0)	(4.1)
Issue of OdysseyRe debt	–	225.0	110.0
Issue of Crum & Forster debt	–	300.0	–
Issue of convertible debentures	–	200.0	–
Long term debt – repayment	(240.2)	(179.3)	(88.5)
Long term debt – issuances	308.6	–	–
Purchase consideration payable	(21.9)	(23.3)	–
Lindsey Morden indebtedness	71.5	(8.8)	(0.8)
Common share dividends	(19.5)	(13.9)	(9.0)
Preferred share dividends	(10.1)	(9.8)	(8.3)

Cash provided by (used in) financing activities	329.2	323.3	(17.4)

Foreign currency translation	17.0	31.9	(44.1)

Increase (decrease) in cash resources	(1,674.6)	4,094.2	127.1
Cash resources – beginning of year	6,104.3	2,010.1	1,883.0

Cash resources – end of year	4,429.7	6,104.3	2,010.1

See accompanying notes.
Cash resources consist of cash and short term investments, including subsidiary cash and short term investments, and excludes $169.7 of subsidiary cash and short term investments pledged for securities sold but not yet purchased, which is restricted. Short term investments are readily convertible into cash and have maturities of three months or less.

Notes to Consolidated Financial Statements
for the years ended December 31, 2004, 2003 and 2002
(in US$ millions except per share amounts and as otherwise indicated)
1.      Business Operations
The company is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance conducted on a direct and reinsurance basis, related investment management and insurance claims management.
2.      Summary of Significant Accounting Policies
The preparation of financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenue and expenses during the periods covered by the financial statements. The principal financial statement components subject to measurement uncertainty include other-than-temporary declines in the value of investments (note 3), the provision for claims (note 4), the allowance for unrecoverable reinsurance (note 8) and the carrying value of future tax assets (note 9). Actual results could differ from those estimates.
Principles of consolidation
The consolidated financial statements include the accounts of the company and all of its subsidiaries:

Canadian Insurance

Northbridge Financial Corporation
  (Northbridge)

U.S. Insurance

Crum & Forster Holdings, Inc. (C&F)
Fairmont Specialty Group
  (Fairmont)

Asian Insurance

Fairfax Asia consists of:
Falcon Insurance Company Limited
First Capital
ICICI/ Lombard Joint Venture
(26.0% interest)	Reinsurance

Odyssey Re Holdings Corp. (OdysseyRe)

Runoff and Other

U.S. runoff consists of:
TIG Insurance Company (TIG)
European runoff consists of:
nSpire Re Limited (nSpire Re)
RiverStone Insurance (UK) Limited
RiverStone Managing Agency
Syndicate 3500

Group Re consists of:
CRC (Bermuda) Reinsurance Limited
Wentworth Insurance Company Ltd.
Retention of U.S. business in nSpire Re

Other Hamblin Watsa Investment Counsel Ltd. (Hamblin Watsa) (investment management) Lindsey Morden Group Inc. (Lindsey Morden) (insurance claims management)
All subsidiaries are wholly-owned except for OdysseyRe with a voting and equity interest of 80.8% (2003 – 80.6%), Northbridge with a voting and equity interest of 59.2% (2003 – 71.0%) and Lindsey Morden with a 75.0% equity interest (2003 – 75.0%). The company has investments in Hub International Limited with a 26.1% (2003 – 26.1%) equity interest and Advent Capital (Holdings) PLC with a 46.8% interest (2003 – 46.8%), which are accounted for on the equity basis. The company also has an investment in Zenith National Insurance Corp. (“Zenith”) with a 24.4% (2003 – 42.0%) equity interest which is accounted for on the cost basis, as the company does not currently have the ability to exercise significant influence over

FAIRFAX FINANCIAL HOLDINGS LIMITED

Zenith. In 1999, at the time of the company’s initial investment in Zenith, it entered into a Standstill Agreement with Zenith whereby the company would have no Board of Directors representation and is precluded from, directly or indirectly, acting, alone or with others, to seek to acquire or affect control or influence the management, Board of Directors or policies of Zenith. This agreement will remain in effect until the earlier of December 31, 2006 and the date on which the current President and Chairman of Zenith no longer holds those positions. Further, Fairfax entered into a Proxy Agreement dated March 28, 2002, giving an independent trustee the proxy to vote the company’s shares of Zenith in the same proportion as the votes cast by all other voting shareholders of Zenith (except in the event of a hostile proxy contest, when the trustee will vote as recommended by the management of Zenith).
Acquisitions are accounted for by the purchase method, whereby the results of acquired companies are included only from the date of acquisition. Divestitures are included up to the date of disposal.
Premiums
Insurance and reinsurance premiums are taken into income evenly throughout the terms of the related policies.
Deferred premium acquisition costs
Certain costs, consisting of brokers’ commissions and premium taxes, of acquiring insurance premiums are deferred, to the extent that they are considered recoverable, and charged to income as the premiums are earned. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.
Investments
Bonds are carried at amortized cost providing for the amortization of the discount or premium on a yield to maturity basis. Preferred and common stocks are carried at cost. Real estate is carried at cost. When there has been a loss in value of an investment that is other than temporary, the investment is written down to its estimated net realizable value. Such writedowns are reflected in realized gains (losses) on investments.
Provision for claims
Claim provisions are established by the case method as claims are reported. For reinsurance, the provision for claims is based on reports and individual case estimates received from ceding companies. The estimates are regularly reviewed and updated as additional information on the estimated claims becomes known and any resulting adjustments are included in earnings. A provision is also made for management’s calculation of factors affecting the future development of claims including claims incurred but not reported (IBNR) based on the volume of business currently in force and the historical experience on claims.
Translation of foreign currencies
The operations of the company’s subsidiaries (principally in Canada, the United States and the United Kingdom) are self-sustaining. As a result, the assets and liabilities of the non U.S. dollar denominated subsidiaries are translated at the year-end rates of exchange. Revenue and expenses are translated at the average rate of exchange for the year. The net unrealized gains or losses which result from translation are deferred and included in shareholders’ equity.
The company (i.e. the holding company) had also determined, effective January 1, 2004, that its functional currency is U.S. dollars. This change from Canadian dollars, which is accounted for on a prospective basis, was based primarily on the fact that with the termination of the U.S. forward contracts and the repayment of the Canadian dollar denominated debt, the holding company balance sheet is fully exposed to the U.S. dollar. In addition, based on analysis of the underlying cash flows, management had determined that these cash flows would be primarily denominated in U.S. dollars and that future dividend payments would be denominated in U.S. dollars.

Goodwill
The company assesses the carrying value of goodwill based on the underlying discounted cash flows and operating results of its subsidiaries. The carrying value of goodwill will be charged to earnings if and to the extent that it is determined that an impairment in value exists. Management has compared the carrying value of goodwill balances as at December 31, 2004 and the estimated fair values of the underlying operations and concluded that there was no impairment in the value of goodwill. The estimated fair values are sensitive to the cash flow projections and discount rates used in the valuation and more specifically the ability of Lindsey Morden’s U.K. operations to meet their profit and cash flow forecasts for 2005 and future years.
Negative goodwill arising on acquisitions during the year is recognized in the consolidated statement of earnings as an extraordinary item.
Reinsurance
The company reflects third party reinsurance balances on the balance sheet on a gross basis to indicate the extent of credit risk related to third party reinsurance and its obligations to policyholders and on a net basis in the statement of earnings to indicate the results of its retention of premiums written.
In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company obtains vendor indemnities or purchases excess of loss reinsurance protection from reinsurers. For excess of loss reinsurance treaties (other than vendor indemnities), the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records both the premium charge and the related reinsurance recovery in its consolidated statement of earnings in the period in which the adverse development is ceded to the reinsurer.
Income taxes
Income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their tax bases based on tax rates which are expected to be in effect when the asset or liability is settled.

FAIRFAX FINANCIAL HOLDINGS LIMITED

3.	Investment Information
Portfolio investments comprise:

	2004				2003
		Gross	Gross			Gross	Gross
	Carrying	Unrealized	Unrealized	Estimated	Carrying	Unrealized	Unrealized	Estimated
	Value	Gains	Losses	Fair Value	Value	Gains	Losses	Fair Value
Subsidiary cash and short term investments	3,476.3	–	–	3,476.3	5,710.6	–	–	5,710.6
Subsidiary cash and short term investments pledged for securities sold but not yet purchased	571.4	–	–	571.4	–	–	–	–
Bonds
Canadian – government	693.6	49.6	–	743.2	663.0	49.9	(5.1)	707.8
– government bonds pledged for securities sold but not yet purchased	82.7	2.6	–	85.3	–	–	–	–
– corporate	275.6	16.4	(0.1)	291.9	425.6	22.9	–	448.5
U.S. – government	4,379.9	31.2	(193.0)	4,218.1	2,397.3	6.4	(185.1)	2,218.6
– government bonds pledged for securities sold but not yet purchased	78.8	–	(1.6)	77.2	–	–	–	–
– corporate	1,227.1	148.5	(66.7)	1,308.9	811.4	63.9	(10.0)	865.3
Other – government	371.1	22.0	–	393.1	242.4	18.8	–	261.2
– corporate	180.0	4.6	(9.6)	175.0	189.6	7.6	(53.8)	143.4
Preferred stocks
Canadian	135.8	0.6	–	136.4	142.3	1.6	–	143.9
Common stocks
Canadian	340.0	100.8	(5.8)	435.0	192.1	59.7	(0.3)	251.5
U.S.	511.1	48.2	(58.2)	501.1	333.3	49.1	(1.8)	380.6
Other	827.5	210.7	(16.4)	1,021.8	648.5	155.1	(7.2)	796.4
Hub, Zenith National and Advent	311.5	139.0	–	450.5	387.6	68.4	–	456.0
Real estate	28.0	5.5	–	33.5	12.2	4.8	–	17.0

	13,490.4	779.7	(351.4)	13,918.7	12,155.9	508.2	(263.3)	12,400.8

The estimated fair values of debt securities and preferred and common stocks in the table above are based on quoted market values.
Management has reviewed currently available information regarding those investments whose estimated fair value is less than carrying value at December 31, 2004. Debt securities whose carrying value exceeds market value are expected to be held until maturity or until market value exceeds carrying value. All investments have been reviewed to ensure that corporate performance expectations have not changed significantly to adversely affect the market value of these securities other than on a temporary basis. The company has made investments in certain high yield debt securities for which the market value of the investments is below the carrying value to the company. The company has written down the carrying value of these investments to reflect other than temporary declines in value. The carrying values have been written down to the company’s assessment of the underlying fair value of the investments when the company does not view the current quoted market value as being reflective of the underlying value of the investments. At December 31, 2004, the company had total bonds rated less than investment grade with an aggregate carrying value of $477.3 (2003 – $444.6), aggregate quoted market value of $498.7 (2003 – $371.6), gross unrealized gains of $69.0 (2003 – $10.1) and gross unrealized losses of $47.6 (2003 – $83.1).
At December 31, 2004, as an economic hedge against a decline in the equity markets, the company had short sales of approximately $400 notional amount of Standard & Poor’s

Depository Receipts (“SPDRs”) and $50 of common stocks as well as a swap with a notional value of approximately $450, as described in the two following paragraphs. At December 31, 2004, common stocks in the company’s portfolio aggregated $1,678.6, with a market value of $1,957.9.
Simultaneously with short sales of approximately $400 notional amount of SPDRs and $50 of common stocks, the company entered into two-year call options (“options”) to limit the potential loss on the future purchase of the SPDRs and the common stocks to $90.0. The company is required to provide collateral for the obligation to purchase the SPDRs, which amounted to $401.7 of cash and $162.5 of bonds at market value (shown on the table above as subsidiary cash and short term investments and bonds pledged for securities sold but not yet purchased). The collateral provided for the purchase of common stocks sold short is $70.5 of cash. Both the obligation to purchase the securities sold short and options are carried at fair value in the consolidated financial statements. The fair value of the obligation to purchase the SPDRs and common stocks is included in securities sold but not yet purchased and the fair value of the options is included in common stocks on the consolidated balance sheet.
In addition, during the year, the company entered into a Total Return Swap (the “swap”). The swap has a notional value of approximately $450 and the company receives floating payments based on the notional value multiplied by LIBOR. The company pays or receives a fixed rate based on the change of the SPDRs which are the underlying security multiplied by the notional value of the swap. Simultaneously, the company entered into an option to limit the potential loss on the swap to $90.0. Short term investments have been pledged as collateral for the swap in the amount of $99.2. The fair value of the swap is a liability of $44.9 and is included in securities sold but not yet purchased on the consolidated balance sheet.
The company also has purchased credit default swaps and bond put warrants which are carried at fair value of $52.5 and classified as bonds in the table above.
Changes in the fair value for the transactions described above have been recorded in the mark to market on derivative instruments included in realized gains and losses in the consolidated statement of earnings as follows:

	2004	2003	2002

SPDRs, common stocks and related options	(43.3)	–	–
Swap and related option	(38.2)	–	–
Credit default swaps and put bond warrants	4.4	(10.5)	–

	(77.1)	(10.5)	–

In addition to the amounts disclosed in note 11, the company’s subsidiaries have pledged cash and investments of $2.1 billion as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.
Liquidity and Interest Rate Risk
Maturity profile as at December 31, 2004 and 2003:

	Within 1	1 to 5	6 to 10	Over 10	2004
	Year	Years	Years	Years	Total
Bonds (carrying value)	$364.4	$648.7	$874.7	$5,401.0	$7,288.8
Effective interest rate					5.2%

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Within 1	1 to 5	6 to 10	Over 10	2003
	Year	Years	Years	Years	Total
Bonds (carrying value)	$780.3	$1,120.8	$472.9	$2,355.3	$4,729.3
Effective interest rate					4.9%
Bonds are classified at the earliest of the available maturity dates.
Investment Income

	2004	2003	2002
Interest and dividends:
Cash and short term investments	55.2	51.4	36.0
Bonds	232.0	216.2	347.4
Preferred stocks	3.7	7.3	4.2
Common stocks	90.4	70.7	38.1

	381.3	345.6	425.7
Expenses	(14.6)	(15.5)	(7.1)

	366.7	330.1	418.6

Realized gains on investments:
Bonds – gain	150.8	754.8	360.1
– (loss)	(11.2)	(58.0)	(37.2)
Preferred stocks – gain	–	0.1	7.6
– (loss)	(0.1)	–	–
Common stocks – gain	241.5	200.2	197.6
– (loss)	(7.0)	(11.6)	(39.6)
Mark to market on derivative instruments	(77.1)	(10.5)	–
Repurchase of debt	(27.0)	–	20.2
Northbridge secondary offering and IPO	40.1	5.7	–
Other	9.9	(2.8)	(5.5)
Provision for losses and writedowns	(31.6)	(32.0)	(33.7)

	288.3	845.9	469.5

Net investment income	655.0	1,176.0	888.1

4.	Provision for Claims
The provisions for unpaid claims and adjustment expenses and for the third party reinsurers’ share thereof are estimates subject to variability, and the variability could be material in the near term. The variability arises because all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability can be caused by receipt of additional claim information, changes in judicial interpretation of contracts or liability, significant changes in severity or frequency of claims from historical trends, expansion of coverage to include unanticipated exposures, or a variety of other reasons. The estimates are principally based on the company’s historical experience. Methods of estimation have been used which the company believes produce reasonable results given current information.

Changes in claim liabilities recorded on the consolidated balance sheets as at December 31, 2004 and 2003 and their impact on unpaid claims and allocated loss adjustment expenses for these two years are as shown in the following table:

	2004	2003
Unpaid claim liabilities – beginning of year – net	6,904.9	6,917.6
Foreign exchange effect of change in claim liabilities	168.4	173.0
Increase in estimated losses and expenses for losses occurring in prior years	340.2	456.3
Recovery under Swiss Re cover	(3.9)	(263.6)
Provision for losses and expenses on claims occurring in the current year	3,231.9	2,834.4
Paid on claims occurring during:
the current year	(707.7)	(597.0)
prior years	(2,195.2)	(2,615.8)
Unpaid claims liabilities at December 31 of Opus Re	93.3	—

Unpaid claim liabilities – end of year – net	7,831.9	6,904.9
Unpaid claim liabilities at December 31 of Federated Life	26.2	24.1

Unpaid claim liabilities – end of year – net	7,858.1	6,929.0
Reinsurance gross-up	7,125.4	7,439.1

Unpaid claim liabilities – end of year – gross	14,983.5	14,368.1

The foreign exchange effect of change in claim liabilities results from the fluctuation of the value of the U.S. dollar in relation to primarily the Canadian dollar and European currencies. With the assignment of the Swiss Re cover to nSpire Re effective December 31, 2002, the $147.8 cost of the related cessions was charged to net premiums earned for the year ended December 31, 2003.
The basic assumptions made in establishing actuarial liabilities are best estimates of possible outcomes. The company presents its claims on an undiscounted basis.

FAIRFAX FINANCIAL HOLDINGS LIMITED

5.	Long Term Debt
The long term debt at December 31 consists of the following balances:

	2004	2003
Fairfax unsecured senior notes at 7.375% due March 15, 2006(1)	67.6	275.0
Fairfax €45.7 secured debt at 2.5% due February 27, 2007 (effectively a €33.6 debt at 8%)(4)	54.8	49.7
Fairfax unsecured senior notes at 6.875% due April 15, 2008(1)(2)	62.7	170.0
Fairfax unsecured senior notes at 7.75% due April 15, 2012(1)	466.4	–
Fairfax unsecured senior notes at 8.25% due October 1, 2015(2)	100.0	100.0
Fairfax unsecured senior notes at 7.375% due April 15, 2018(2)(3)	190.2	190.2
Fairfax unsecured senior notes at 8.30% due April 15, 2026(1)(2)	97.6	102.6
Fairfax unsecured senior notes at 7.75% due July 15, 2037 (2)	105.5	105.5
Fairfax 5% convertible senior debentures due July 15, 2023(5)	95.8	99.0
Fairfax Inc. 3.15% exchangeable debenture due March 3, 2010(6)	–	78.0
Fairfax Inc. 3.15% exchangeable debenture due November 19, 2009(6)	101.0	–
TIG senior unsecured non-callable notes at 8.125% due April 15, 2005(1)	27.3	97.7
OdysseyRe senior unsecured non-callable notes at 7.49% due November 30, 2006	40.0	40.0
OdysseyRe convertible senior debentures at 4.375% due June 22, 2022(7)	109.9	110.0
OdysseyRe unsecured senior notes at 7.65% due November 1, 2013(8)	225.0	225.0
Crum & Forster unsecured senior notes at 10.375% due June 15, 2013(9)	300.0	300.0
Lindsey Morden unsecured Series B debentures of Cdn$125 at 7.0% due June 16, 2008	104.3	96.7
Other long term debt of Lindsey Morden	0.7	0.8
Other debt – 6.15% secured loan due January 28, 2009	13.6	–

	2,162.4	2,040.2

Less: Lindsey Morden debentures held by Fairfax	(6.9)	(6.4)

	2,155.5	2,033.8

(1)	During 2004, the company completed the following transactions with respect to its debt:

(a)	Exchanged $204.6 of outstanding notes due in 2005 through 2008 for cash of $59.4 (including accrued interest) and the issue of $160.4 of notes due in 2012 (which were accounted for as a modification of debt).
(b)	Issued an aggregate of $295.0 notes due in 2012.

(c)	Purchased $175.5 of notes due in 2005 through 2008 and in 2026 (2003 – $44.5 due in 2003).

(d)	Exchanged $10.0 of notes due in 2006 for $11.0 of notes due in 2012.

(2)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance is $54.2.
(3)	During 1998, the company swapped $125 of its debt due 2018 for Japanese yen denominated debt of the same maturity. The company pays fixed interest at 3.93% on ¥16.5 billion and receives a fixed rate interest at 10.7% on a notional amount of $125. The inception to date cost of this instrument is a loss of $10.6, all of which has been settled except for $0.4 which is due from the counter party at year end.
(4)	Secured by LOCs issued under a separate banking facility from the company’s syndicated bank facility.
(5)	Each $1,000 principal amount of debentures is convertible under certain circumstances into 4.7057 subordinate voting shares ($212.51 per share). Prior to July 15, 2008, the company may redeem the debentures (effectively forcing conversion) if the share price exceeds $293.12 for 20 trading days in any 30-day trading period. The company may redeem the debentures at any time commencing July 15, 2008, and the debenture holders can put their debentures to the company for repayment on July 15, 2008, 2013 and 2018. The company has the option to repay the debentures in cash, subordinate voting shares or a combination thereof. In accordance with Canadian GAAP, these convertible debentures are recorded as components of debt and equity. The present value of the interest cost associated with these debentures, discounted at 8% per annum, is presented as debt of $95.8 (2003 – $99.0). The value of the conversion option and the present value of the principal amount of the debentures on maturity, discounted at 8% per annum, aggregating $97.8 (2003 – $101.4), is included in other paid in capital. The paid in capital amount is net of issue costs of $1.8 after tax. The amortization of the net present value of the principal amount of the debentures is charged to retained earnings for $2.0 ($1.1 in 2003). During 2004, the company purchased for cancellation $6.5 principal amount of these debentures at a cost of $6.7 (including accrued interest). The purchase of the debentures was allocated as a $3.2 reduction of long term debt and a $3.3 reduction of paid in capital. The Canadian Institute of Chartered Accountants has issued new recommendations to retroactively change current Canadian GAAP, which the company will adopt on January 1, 2005 such that the amount recorded in equity will only represent the value of the holders’ option to convert the debentures into subordinate voting shares of $59.4 and the current remaining equity portion, of $38.4, will instead be included as long term debt.
(6)	During 2004, the company, through one if its subsidiaries, purchased its $78.0 principal amount of 3.15% exchangeable debentures due 2010 in a private transaction. As consideration, the subsidiary issued $101.0 principal amount of new 3.15% exchangeable debentures due 2009 which are collectively exchangeable into an aggregate of 4,300,000 OdysseyRe common shares in August 2006 (with respect to $32.9 principal amount of new debentures) and November 2006 (with respect to $68.1 principal amount of new debentures).
(7)	Redeemable at OdysseyRe’s option beginning June 22, 2005. Each holder may, at its option, require OdysseyRe to repurchase all or a portion of this debt (for cash or OdysseyRe common shares, at OdysseyRe’s option) on June 22, 2005, 2007, 2009, 2012 and 2017. Convertible at the holder’s option, under certain circumstances, into OdysseyRe common shares in the ratio of 46.9925 OdysseyRe shares for every $1,000 principal amount of this debt.
(8)	Redeemable at OdysseyRe’s option at any time.
(9)	$63.1 of the proceeds was placed in an interest escrow account, to fund the first four interest payments. At December 31, 2004, the balance in the interest escrow account was $16.3 after three semi-annual interest payments.
Interest expense on long term debt amounted to $158.4 (2003 – $144.8; 2002 – $85.3). Interest expense on Lindsey Morden’s total indebtedness amounted to $6.2 (2003 – $1.5; 2002 – $1.7).
Principal repayments are due as follows:

2005	27.7
2006	108.2
2007	55.1
2008	160.3
2009	113.8
Thereafter	1,690.4
6.      Trust Preferred Securities of Subsidiaries
TIG Holdings has issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027. During 2004, the company acquired $27.4 of these trust preferred securities for approximately $23.9, with $52.4 outstanding at December 31, 2004.

FAIRFAX FINANCIAL HOLDINGS LIMITED

7.      Shareholders’ Equity
(a)      Capital Stock
Authorized capital
The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.
Issued capital

	2004		2003		2002
	number	$	number	$	number	$
Multiple voting shares	1,548,000	3.8	1,548,000	3.8	1,548,000	3.8
Subordinate voting shares	15,342,759	1,791.1	13,151,218	1,519.3	13,391,918	1,545.0

	16,890,759	1,794.9	14,699,218	1,523.1	14,939,918	1,548.8
Interest in shares held through ownership interest in shareholder	(799,230)	(13.1)	(799,230)	(13.1)	(799,230)	(13.1)

Net shares effectively outstanding	16,091,529	1,781.8	13,899,988	1,510.0	14,140,688	1,535.7

Floating (previously fixed/ floating) rate cumulative redeemable (at the company’s option) preferred shares, Series A, with an annual dividend rate based on the prime rate, but in any event not less than 5% per annum (6.5% per annum until November 30, 2004) and with stated capital of Cdn$25 per share	3,000,000	51.2	8,000,000	136.6	8,000,000	136.6
Fixed rate cumulative redeemable (at the company’s option) preferred shares, Series B, with a dividend rate of 6.5% per annum until November 30, 2009 and thereafter at an annual rate based upon the yield of five year Government of Canada bonds, and stated capital of Cdn$25 per share	5,000,000	85.4	–	–	–	–

	8,000,000	136.6	8,000,000	136.6	8,000,000	136.6

(i)	On December 16, 2004, the company issued 2,406,741 subordinate voting shares at $124.65 per share for net proceeds after issue costs (net of tax) of $299.7.

(ii)	Under the terms of normal course issuer bids approved by the Toronto Stock Exchange, during 2004 the company purchased and cancelled 215,200 (2003 – 240,700; 2002 – 210,200) subordinate voting shares for an aggregate cost of $31.5

(2003 – $30.6; 2002 – $16.7), of which $3.6 (2003 – $4.9; 2002 – nil) was charged to retained earnings.

(iii)	During the year, certain holders of the preferred shares elected to convert 5,000,000 of Series A preferred shares into Series B preferred shares on a one-for-one basis. At November 30, 2009 and every five years thereafter, the holders of the preferred shares – both Series A and B – have the right to convert to the other Series.
(b)      Currency Translation Account

Currency Translation Account	2004	2003	2002
Balance – beginning of year	55.1	(297.8)	(237.7)
Foreign exchange impact from foreign denominated net assets	75.9	61.5	(4.9)
Foreign exchange impact from hedges (U.S. denominated debt and forward contracts, net of tax of $25.7 in 2003)	–	291.4	(55.2)

Balance – end of year	131.0	55.1	(297.8)

Historically, the company had entered into foreign currency contracts from time to time to hedge the foreign currency exposure related to its net investments in self-sustaining U.S. operations prior to the company’s change in functional currency as disclosed in note 2. Such contracts were translated at the year-end rates of exchange. The remaining contracts were terminated during 2003.
8.      Reinsurance
The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $10 for OdysseyRe, $7.5 for Crum & Forster and $3.3 for Northbridge. Reinsurance is generally placed on an excess of loss basis in several layers. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policyholders.
The company has guidelines and a review process in place to assess the creditworthiness of the companies to which it cedes.
The company makes specific provisions against reinsurance recoverable from companies considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The allocation of the allowance for loss is as follows:

	2004	2003
Specific	385.0	382.0
General	149.7	109.9

Total	534.7	491.9

During the year, the company ceded premiums earned of $862.7 (2003 – $1,350.4; 2002 – $903.2) and claims incurred of $1,134.8 (2003 – $1,614.3; 2002 – $826.3).
9.      Income Taxes
The company’s provision for income taxes is as follows:

	2004	2003	2002
Current	77.4	64.9	35.2
Future	5.6	127.0	114.8

	83.0	191.9	150.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

The provision for income taxes differs from the statutory tax rate as certain sources of income are exempt from tax or are taxed at other than the statutory rate. A reconciliation of income tax calculated at the statutory tax rate with the income tax provision at the effective tax rate in the financial statements is summarized in the following table:

	2004	2003	2002
Provision for income taxes at the statutory income tax rate	50.3	193.2	106.2
Non-taxable investment income	(19.7)	(18.8)	(10.5)
Tax rate differential on losses incurred (income earned) outside Canada	32.3	(6.2)	(69.9)
Foreign exchange	20.1	–	–
Change in tax rate for future income taxes	–	(14.2)	(8.0)
Unrecorded tax benefit of losses and utilization of prior years’ losses	–	37.9	132.2

Provision for income taxes	83.0	191.9	150.0

Future income taxes of the company are as follows:

	2004	2003
Operating and capital losses	556.3	613.5
Claims discount	288.5	251.9
Unearned premium reserve	85.5	84.6
Deferred premium acquisition cost	(88.5)	(92.5)
Allowance for doubtful accounts	21.7	21.2
Other	110.1	89.6

Future income taxes	973.6	968.3

The company has loss carryforwards in the U.S. of approximately $720 of which the bulk expire in 2022 and 2023, in Canada of approximately $325 expiring from 2006 to 2014 and in the U.K. of $275 with no expiry date. The majority of the future tax balances relate to the U.S. operations.
Management reviews the valuation of the future income taxes on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. Management expects that these future income taxes will be realized in the normal course of operations.
10.     Statutory Requirements
The company’s insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions.
At December 31, 2004, statutory surplus, determined in accordance with the various insurance regulations, amounted to $2.1 billion (2003 – $1.9 billion) for the insurance subsidiaries, $1.7 billion (2003 – $1.6 billion) for the reinsurance subsidiaries and $3.0 billion (2003 – $2.4 billion) for the runoff subsidiaries which includes $1.3 billion of investments in the U.S. subsidiaries for nSpire Re and $0.3 billion (2003 – $0.3 billion) of OdysseyRe’s statutory surplus is also included in TIG’s statutory surplus.
11.     Contingencies and Commitments
Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

In addition to the secured letters of credit referred to in note 3, at December 31, 2004 letters of credit aggregating $450, had been issued upon the company’s application and pledged as security for subsidiaries’ reinsurance balances, all relating to intercompany reinsurance between subsidiaries. These letters of credit are effectively secured by the assets held in trust derived from the premiums on the company’s corporate insurance cover ultimately reinsured with a Swiss Re subsidiary, and the interest thereon. The lenders have the ability, in the event of a default, to cause the commutation of this cover, thereby gaining access to the above-mentioned assets.
During the year, OdysseyRe pledged and placed on deposit at Lloyd’s approximately $211 (£110) of U.S. Treasury Notes on behalf of Advent. nSpire Re had previously pledged assets at Lloyd’s on behalf of Advent pursuant to a November 2000 Funding Agreement with Advent whereby the funds are used to support Advent’s underwriting activities for the 2001 to 2005 underwriting years of account. Advent is responsible for the payment of any losses resulting from the use of these funds to support its underwriting activities.
A subsidiary of Lindsey Morden owes $78.3 (Cdn$105.0) under an unsecured non-revolving term facility for an initial term to March 31, 2005 which may be extended, subject to certain conditions, for two successive six-month periods. Fairfax has extended its letter of support of Lindsey Morden to March 2006.
The company under certain circumstances may be obligated to assume loans to officers and directors of the company and its subsidiaries from Canadian chartered banks totalling $9.3 (2003 – $8.9) for which 214,186 (2003 – 214,186) subordinate voting shares of the company with a year-end market value of $36.1 (2003 – $35.8) have been pledged as security.
The company also has a restricted stock plan for management of the holding company and the management of its subsidiaries with vesting periods of up to ten years from the date of grant. At December 31, 2004, 237,853 (2003 – 210,464) subordinate voting shares had been purchased for the plan at a cost of $51.6 (2003 – $44.1).
Shares for the above-mentioned plans are purchased on the open market. The costs of these plans are amortized to compensation expense over the vesting period. Amortization expense for the year for these plans amounted to $10.5 (2003 – $7.7; 2002 – $7.1).
12.     Pensions
The company has various pension and post retirement benefit plans for its employees. These plans are a combination of defined benefit and defined contribution plans. For the defined benefit pension plans, all at the subsidiary level, the company estimates its benefit obligation at year end to be $431.7, the fair value of plan assets available to fund this obligation to be $387.1 and the aggregation of plan deficits where the pension benefit obligation is in excess of the plan assets to be $56.5. Pension expense for defined benefit plans for the year was $22.1 and contributions under the defined contribution pension plans were $16.0 in 2004.
The company’s obligation for post retirement benefits is estimated at $64.9 at December 31, 2004 and has not been funded. Post retirement benefit expense recorded during the year was $4.9.

FAIRFAX FINANCIAL HOLDINGS LIMITED

13.     Operating Leases
Aggregate future minimum commitments at December 31, 2004 under operating leases relating to premises, automobiles and equipment for various terms up to ten years are as follows:

2005	71.4
2006	60.5
2007	48.4
2008	39.4
2009	31.9
Thereafter	162.9
14.     Earnings per Share
Earnings per share are calculated after providing for dividends and dividend tax on the Series A floating and the Series B fixed cumulative redeemable preferred shares and after the cost of convertible debentures, net of tax.
The weighted average number of shares for 2004 was 13,898,948 (2003 – 14,024,338; 2002 – 14,283,735).
Diluted earnings per share calculations include the impact of converting the convertible debentures into 941,140 common shares. The impact of this conversion was anti-dilutive in 2002 and 2004.
15.     Acquisitions and Divestitures
Year ended December 31, 2004
On December 29, 2004, the company agreed to acquire 100% of the issued and outstanding common shares of Compagnie de Réassurance d’Ile de France (“Corifrance”), a French reinsurance company, for $59.8 (€44.0) payable on April 7, 2005. As at January 11, 2005 (the date of acquisition), the fair value of assets and liabilities acquired was $122.2 (€89.9) and $62.4 (€45.9) respectively, resulting in no goodwill. In addition, the seller has agreed to indemnify the company, up to the purchase price, for any adverse development on acquired net reserves.
On November 15, 2004, OdysseyRe acquired Overseas Partners U.S. Reinsurance Company, a reinsurance company domiciled in the state of Delaware, for $43.0. The fair value of assets and liabilities acquired was $237.8 and $194.8 respectively, resulting in no goodwill.
Subsidiaries of the company sold 3.1 million shares of common stock of Zenith National Insurance Corp. which they owned, at $43 per share, in an underwritten public offering which closed on July 30, 2004, resulting in a pre-tax gain after expenses of approximately $40.9.
On May 18, 2004, the company recorded a pre-tax gain of $40.1 (Cdn$53.5) on the sale of 6,000,000 common shares of its Northbridge subsidiary in an underwritten secondary offering at a price of Cdn$25.60 per share, generating net proceeds of $104.8 (Cdn$146.0) and reducing the company’s ownership of Northbridge from 71.0% to 59.2%.
On March 14, 2004, Lindsey Morden completed the sale of its U.S. third party claims administration business for a cash payment by Lindsey Morden of $22.0. The disposition of this business resulted in a charge to earnings of $13.4, consisting of a $3.6 loss on the sale of the business and other related accruals, including lease termination costs, of $9.8.
Year ended December 31, 2003
On May 28 and June 10, 2003, Northbridge, the Canadian holding company for Lombard Canada Ltd., Commonwealth Insurance Company, Markel Insurance Company of Canada and Federated Holdings of Canada Ltd. and their respective subsidiaries, issued an aggregate of 14,740,000 common shares in an initial public offering at Cdn$15 (US$10.82) per share. Net proceeds (after expenses of issue) were $148.9 (Cdn$206.4). After the offering, Fairfax held

36.1 million (71.0%) of Northbridge’s common shares. Fairfax recorded a $5.7 (Cdn$8.0) gain on its effective sale of a 29.0% interest in Northbridge which is included in realized gains on investments in the consolidated statement of earnings.
On May 30, 2003, Lindsey Morden acquired all of the outstanding common shares of RSKCo Services, Inc. (“RSKCo”), a claims management service provider in the U.S. The purchase price payable is estimated to be $10.1 and the fair value of the assets acquired including goodwill of approximately $4.7 and liabilities assumed would both be $37.7.
On March 3, 2003, the company purchased an additional 4,300,000 outstanding common shares of OdysseyRe for $18.15 per share, increasing its interest in OdysseyRe from 73.8% to 80.6%. As consideration, the company issued seven-year 3.15% notes exchangeable in November 2004 and February 2005 into the same number of OdysseyRe shares purchased.
Year ended December 31, 2002
On September 10, 2002, OdysseyRe acquired 56.0% of First Capital Insurance Limited, a Singapore insurance company, for $17.8. At the date of acquisition, the acquired company had $48.8 in total assets and $17.8 in total liabilities.
On August 28, 2002, the company invested an additional $29.3 (£19.4) in Advent Capital (Holdings) PLC of the U.K., thereby increasing its ownership to 46.8% from 22.0%.
Effective May 30, 2002, the company acquired Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company Ltd. from its equity investee, Hub International Limited, for cash consideration of $43.5, which approximated the fair value of the net assets acquired. At the date of acquisition, the acquired companies had $108.2 in total assets and $64.7 in total liabilities.
16.     Acquisition and Reorganization
On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $425 ($204 at December 16, 2002 using a discount rate of 9% per annum), payable approximately $5 a quarter from 2003 to 2017 and approximately $128 on December 16, 2017. Upon this acquisition, Xerox’s non-voting shares were amended to make them mandatorily redeemable at a capped price and to eliminate Xerox’s participation in the operations of IIC, and a direct contractual obligation was effectively created from the company to Xerox. The fair value of assets acquired was $1,442.9 and of liabilities assumed was $1,050.5, resulting in negative goodwill of $188.4. On December 16, 2002, TIG merged with IIC and discontinued its MGA-controlled program business, which resulted in the company recognizing a pre-tax charge to income in 2002 of $200 for reserve strengthening and $63.6 for restructuring and other related costs which include severance, lease termination costs, writedowns of long-lived assets and premiums for certain long term catastrophe covers.
17.     Segmented Information
The company is a financial services holding company which, through its subsidiaries, is primarily engaged in property and casualty insurance conducted on a direct and reinsurance basis. The runoff business segment comprises nSpire Re (which fully reinsures the U.K. runoff entities, Sphere Drake and RiverStone (UK)) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme. The international runoff operations have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. Included in the runoff and other business segment is Group Re which writes and retains insurance business written by other Fairfax subsidiaries consisting of CRC (Bermuda) (Canadian business), Wentworth (international business) and nSpire Re (U.S. business). Accordingly, for segmented information, nSpire Re is classified in the Runoff segment. The company also provides claims adjusting, appraisal and loss management services.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Canada			United States			Europe and Far East			Corporate and other			Total
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002

Revenue
Net premiums earned
Insurance – Canada	835.7	625.0	413.7	76.9	55.2	43.7	26.4	23.0	25.5	–	–	–	939.0	703.2	482.9
– US	–	–	–	1,027.6	991.7	912.4	–	–	–	–	–	–	1,027.6	991.7	912.4
– Asia	–	–	–	–	–	–	57.8	37.2	41.6	–	–	–	57.8	37.2	41.6
Reinsurance	46.2	40.5	28.6	1,381.6	1,221.6	988.1	893.0	703.0	415.9	–	–	–	2,320.8	1,965.1	1,432.6
Runoff and Group Re	154.9	173.5	126.9	277.0	86.2	872.6	24.4	252.1	19.6	–	–	–	456.3	511.8	1,019.1

	1,036.8	839.0	569.2	2,763.1	2,354.7	2,816.8	1,001.6	1,015.3	502.6	–	–	–	4,801.5	4,209.0	3,888.6

Interest and dividends													366.7	330.1	418.6
Realized gains													288.3	845.9	469.5
Claims fees													336.1	328.9	290.7

													5,792.6	5,713.9	5,067.4

Allocation of revenue	21.6%	19.9%	14.6%	57.5%	56.0%	72.5%	20.9%	24.1%	12.9%
Earnings (loss) before income taxes
Underwriting results
Insurance – Canada	105.9	40.3	1.9	9.2	2.4	3.4	0.4	9.6	7.1	–	–	–	115.5	52.3	12.4
– US	–	–	–	(55.0)	(27.1)	(68.2)	–	–	–	–	–	–	(55.0)	(27.1)	(68.2)
– Asia	–	–	–	–	–	–	4.7	1.5	0.1	–	–	–	4.7	1.5	0.1
Reinsurance	3.7	3.4	0.2	(42.9)	17.3	12.1	82.4	40.3	0.6	–	–	–	43.2	61.0	12.9

	109.6	43.7	2.1	(88.7)	(7.4)	(52.7)	87.5	51.4	7.8	–	–	–	108.4	87.7	(42.8)
Interest and dividends	61.2	57.1	19.3	217.3	146.4	244.2	22.9	16.8	2.6	–	–	–	301.4	220.3	266.1

Operating income	170.8	100.8	21.4	128.6	139.0	191.5	110.4	68.2	10.4	–	–	–	409.8	308.0	223.3
Realized gains (losses)	34.7	67.2	13.3	140.2	312.7	182.3	7.3	284.1	0.6	(19.5)	(129.4)	89.7	162.7	534.6	285.9

	205.5	168.0	34.7	268.8	451.7	373.8	117.7	352.3	11.0	(19.5)	(129.4)	89.7	572.5	842.6	509.2
Runoff and Group Re	11.6	–	–	(119.3)	(136.2)	(106.0)	(85.9)	26.2	41.8	–	–	–	(193.6)	(110.0)	(64.2)
Claims adjusting	(16.4)	(17.4)	(23.1)	(18.4)	(28.1)	(2.4)	22.6	27.7	16.6	–	–	–	(12.2)	(17.8)	(8.9)
Interest expense	–	–	–	(58.8)	(31.4)	(7.7)	–	–	–	(92.5)	(107.2)	(71.9)	(151.3)	(138.6)	(79.6)
Swiss Re premium	–	–	–	–	–	(1.5)	–	–	(1.2)	–	–	–	–	–	(2.7)
Restructuring charges	–	–	–	–	–	(72.6)	–	–	–	–	–	–	–	–	(72.6)
Corporate and other	(8.3)	(4.4)	–	(20.8)	(13.8)	(5.0)	(2.8)	–	–	(44.4)	(30.5)	(0.9)	(76.3)	(48.7)	(5.9)

	192.4	146.2	11.6	51.5	242.2	178.6	51.6	406.2	68.2	(156.4)	(267.1)	16.9	139.1	527.5	275.3

Identifiable assets
Insurance	2,683.1	2,373.8	1,944.5	6,577.9	6,293.6	7,930.6	326.3	234.0	219.4	–	–	–	9,587.3	8,901.4	10,094.5
Reinsurance	169.7	135.3	79.0	5,407.4	5,266.5	4,562.0	1,457.2	960.6	628.6	–	–	–	7,034.3	6,362.4	5,269.6
Runoff and Group Re	464.9	516.6	36.0	5,083.6	5,605.0	3,816.1	2,984.3	2,705.2	1,933.0	–	–	–	8,532.8	8,826.8	5,785.1
Claims adjusting	43.4	27.3	20.1	33.3	53.2	43.8	282.3	270.7	224.2	–	–	–	359.0	351.2	288.1
Corporate	–	–	–	–	–	–	–	–	–	817.9	576.5	787.2	817.9	576.5	787.2

	3,361.1	3,053.0	2,079.6	17,102.2	17,218.3	16,352.5	5,050.1	4,170.5	3,005.2	817.9	576.5	787.2	26,331.3	25,018.3	22,224.5

	12.8%	12.2%	9.4%	65.0%	68.8%	73.6%	19.2%	16.7%	13.5%	3.0%	2.3%	3.5%
Amortization	11.1	16.4	9.4	18.5	26.2	19.2	13.0	9.5	14.3	–	–	–	42.6	52.1	42.9
Interest and dividend income for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments is $60.9, $81.3, $2.9 and $156.3 respectively (2003 – $50.8, $76.1, $0.7 and $92.7) (2002 – $31.2, $126.6, $1.3 and $107.0).
Realized gains/(losses) for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments are $22.6, $85.0, nil and $74.6 respectively (2003 – $67.2, $308.8, $3.8 and $284.1) (2002 – $13.4, $61.8, $0.7 and $118.6).
Interest expense for the Canadian Insurance, the U.S. Insurance, Asian Insurance and Reinsurance segments is nil, $33.2, nil and $25.6, respectively (2003 – nil, $18.7, nil and $12.7) (2002 – nil, nil, nil and $7.7).
Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.
Corporate and other includes the company’s interest expense and corporate overhead. Corporate assets include cash and short term investments and miscellaneous other assets in the holding company.

18.     Fair Value
Information on the fair values of financial instruments of the company, including where those values differ from their carrying values in the financial statements at December 31, 2004, include:

	Note	Carrying	Estimated
	Reference	Value	Fair Value
Marketable securities		15.1	15.1
Portfolio investments	3	13,490.4	13,918.7
Securities sold but not yet purchased	3	539.5	539.5
Long term debt	5	2,155.5	2,246.2
Trust preferred securities of subsidiaries	6	52.4	46.5
Purchase consideration payable	16	195.2	205.6
The amounts above do not include the fair value of underlying lines of business. While fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in current transactions between willing parties, certain of the company’s financial instruments lack an available trading market. Therefore, these instruments have been valued on a going concern basis. Fair value information on the provision for claims and reinsurance recoverables are not determinable.
These fair values have not been reflected in the financial statements.
19.     US GAAP Reconciliation
The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.
Consolidated Statements of Earnings
For the years ended December 31, 2004, 2003 and 2002, significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP were as follows:

(a)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties (including with Swiss Re) protecting Fairfax, Crum & Foster and TIG are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

(b)	Other than temporary declines are recorded in earnings. Declines in fair values are generally presumed to be other than temporary if they have persisted over a period of time and factors indicate that recovery is uncertain. Under Canadian GAAP, other than temporary declines in the value of investment securities to fair value are recorded in earnings. Under US GAAP, securities are written down to quoted market value when an other than temporary decline occurs.

(c)	Effective January 1, 2002, the company adopted for United States reporting purposes Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. Under this standard, goodwill is no longer amortized over its estimated useful life, however it is assessed on an annual basis for impairment requiring writedowns (consistent with Canadian Standards). The excess of net assets over purchase price paid, in respect of acquisitions prior to January 1, 2002, is no longer amortized to earnings but is added to earnings through a cumulative catchup

FAIRFAX FINANCIAL HOLDINGS LIMITED

adjustment under US GAAP rather than to retained earnings as under Canadian GAAP.
The following shows the net earnings in accordance with US GAAP:

	2004	2003	2002
Net earnings (loss), Canadian GAAP	(17.8)	271.1	263.0
Recoveries (deferred gains) on retroactive reinsurance (a)	25.3	(209.4)	33.2
Other than temporary declines (b)	28.1	(49.9)	(13.8)
Cumulative catchup adjustment on changes in accounting for negative goodwill (c)	–	–	112.6
Other differences	(14.4)	1.5	–
Tax effect	(13.1)	91.0	(8.0)

Net earnings, US GAAP	8.1	104.3	387.0
Other comprehensive income(1)	171.0	445.6	127.9

Comprehensive income, US GAAP	179.1	549.9	514.9

Net earnings (loss) per share, US GAAP before cumulative catchup adjustment and extraordinary item	$(0.29)	$6.66	$5.81

Net earnings (loss) per share, US GAAP before cumulative catchup adjustment	$(0.29)	$6.66	$19.00

Net earnings (loss) per share, US GAAP	$(0.29)	$6.66	$26.88

Net earnings (loss) per diluted share, US GAAP	$(0.29)	$6.66	$26.88

(1)	Consists of the change in the mark to market valuation of investments of $95.1 (2003 – $92.7; 2002 – $183.0) and the change in the currency translation adjustment amount of $75.9 (2003 – $352.9; 2002 – ($55.1)).
Consolidated Balance Sheets
In Canada, portfolio investments are carried at cost or amortized cost with a provision for declines in value which are considered to be other than temporary. Strategic investments include Hub and Advent which are equity accounted and Zenith which is carried at cost. In the U.S., such investments (excluding equity accounted investments) are classified as available for sale and recorded at market values through shareholders’ equity.
As described in footnote (5) in note 5, under Canadian GAAP the value of the conversion option and the present value of the principal amount of the company’s 5% convertible senior debentures are included in Other paid in capital. Under US GAAP the full principal amount of the debentures is included in debt.

The following shows the balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	2004	2003
Assets
Portfolio investments
Subsidiary cash and short term investments	3,476.3	5,710.6
Bonds	7,130.2	4,644.8
Preferred stocks	136.4	143.9
Common stocks	1,957.9	1,428.5
Strategic investments	412.2	423.3
Investments pledged for securities sold but not yet purchased	733.9	–

Total portfolio investments	13,846.9	12,351.1
Future income taxes	1,168.1	1,229.9
Goodwill	280.2	266.6
All other assets	11,667.2	11,692.0

Total assets	26,962.4	25,539.6

Liabilities
Accounts payable and accrued liabilities	1,986.1	2,288.0
Securities sold but not yet purchased	539.5	–
Long term debt	2,253.3	2,135.2
All other liabilities	18,526.8	18,012.1

Total liabilities	23,305.7	22,435.3

Mandatorily redeemable shares of TRG	195.2	200.6
Non-controlling interests	583.0	440.8

	778.2	641.4

Shareholders’ Equity	2,878.5	2,462.9

	26,962.4	25,539.6

The difference in consolidated shareholders’ equity is as follows:

	2004	2003	2002
Shareholders’ equity based on Canadian GAAP	3,209.1	2,918.0	2,248.0
Other comprehensive income	282.5	187.5	94.8
Reduction of other paid in capital	(97.8)	(101.4)	–
Cumulative reduction in net earnings under US GAAP	(515.3)	(541.2)	(374.4)

Shareholders’ equity based on US GAAP	2,878.5	2,462.9	1,968.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, requires the company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income in the equity section of financial statements. A new Canadian GAAP standard will require this presentation to be adopted in 2006. Other comprehensive income includes (besides the currency translation account, which is disclosed under Canadian GAAP) unrealized gains and losses on investments, as follows:

	2004	2003	2002
Unrealized gain (loss) on investments available for sale	420.1	271.1	133.4
Related deferred income taxes	(151.6)	(97.7)	(52.7)
Other	14.0	14.1	14.1

	282.5	187.5	94.8

The cumulative reduction in net earnings under US GAAP of $515.3 at December 31, 2004 relates primarily to the deferred gain on retroactive reinsurance ($535.6 after tax) which is amortized into income as the underlying claims are paid.
Disclosure of Interest and Income Taxes Paid
The aggregate amount of interest paid for the years ended December 31, 2004, 2003 and 2002 was $175.1, $140.9 and $122.3, respectively. The aggregate amount of income taxes paid for the years ended December 31, 2004, 2003 and 2002 was $132.6, $42.9 and $20.4, respectively.
Statement of Cash Flows
There are no significant differences on the statement of cash flows under US GAAP as compared to Canadian GAAP.